Exhibit 99.1
April 17, 2024
Fellow Shareholders,

For the first quarter, we earned net income to common stockholders of $3.4 million, or $0.14 per diluted share.

Discussion of the Quarter

Here are a few of the most important things I believe investors should note. These include both thoughts about the quarter and thoughts about the future.
•Freight continues to be softer than most people predicted. We shared this in our last letter, and it continues to be our view. We are in the 24th month of the longest freight recession in history. It is a grind and there is no way to cheat the grind. We are watching many freight providers go out of business in slow-motion. Going out of business – whether quickly or slowly – is terrible and sad for those to whom it happens. The slow-motion part of this cycle is what makes it a grind. The consensus is that there will be a rebound (“stay alive until ‘25”), so companies are limping along. In order for the limping to stop, we likely need to see more capacity leave the system. It is happening, but slowly.
•Credit noise is a steady hum in the background. Total credit expense for the quarter was just under $6 million. This is a real number and a drag on earnings. If you dig deeper; however, you will see that not all of that expense was due to deterioration in credit conditions. Some of it was due to opportunistic growth. I will go into this in more detail below. We are likely seeing the trough in the transportation credit cycle where bankruptcies and asset liquidations are increasing. This is happening both among carriers and brokers. We are likely to see some further migration in our equipment lending portfolio and the one-off reserve here and there. This will continue until the market rebounds.
•Earnings headwinds are real, but they are not forever. In our last letter, I addressed the two topics above. I also mentioned that we thought freight would be softer, interest rates would remain high, and credit would thus be affected. This is proving to be true. I pointed out that the first quarter is seasonally the weakest quarter for freight. Finally, I also said that we would continue to invest for the future. Some of that expense showed up this quarter and pulled TriumphPay back into negative EBITDA margin as well as affecting our overall profitability. No one at Triumph would claim that 30 basis points of ROA is worth celebrating. It’s not. We own that, but I would like to take this opportunity to remind you that we have a plan and we intend to stick to that plan even during this elongated cycle. Borrowing from our chairman’s words, we are neither distraught nor distracted. We see the opportunity to forego short-term profits to create long-term value, and we will not deviate from pursuing it. The silver lining is that this freight recession has opened doors for us that were not open in prior years.
•TriumphPay marches on towards its next milestone of touching 50% of all brokered freight. There is a psychological milestone of being over the 50% mark with any task. Further, it is difficult to argue that a network which touches over half of all transactions in its space has not achieved critical mass. As of the end of Q1, our run-rate proportion of all brokered freight is approximately 44%. During the quarter, we onboarded several sizable companies such as Werner Enterprises, Inc., Fitzmark LLC, and several midsized and smaller brokers on our Payments and Audit solutions. Their collective volume will grow over several quarters. In addition our pipeline for new network participants is full. Additionally, we began the integration process for Apex Capital Corp., a top 5 transportation factor, as well as multiple smaller factoring clients. As our density increases, it opens doors for us to offer additional products to the industry.

Additional thoughts on the quarterly results
Before going into each of the segments, I think it is appropriate to do a deeper dive into the quarterly earnings. We do not often post quarters like this one, and investors should understand the drivers for our results. There are three worth mentioning:
•First, seasonality is back in a way we have not seen since before the pandemic. Historically, we would observe a 5-10% drop in Q1 factoring volumes compared to the prior quarter. In Q1, our factoring segment revenue decreased by approximately 6%. This demonstrates both the impact of the ongoing freight recession and a return to seasonal patterns. As of the date of this letter's writing, there is marginal improvement in April invoice sizes relative to March, but it is not statistically significant. In addition to the seasonal slowdown in factoring, we also saw a pullback in average balances of other loan categories, most notably mortgage warehouse. These factors all contributed to a $5.9 million reduction in net interest income.
•Second, as mentioned in the opening, credit costs were a drag on earnings. The total came in just under $6 million. That is not terrible, but it is not great. Here is what is below the headline:
◦Equipment Finance: About 44% of our credit cost ($2.6 million) was tied to our equipment finance portfolio and was largely driven by a customer bankruptcy related to continued difficulties in these market conditions. The equipment of the bankrupt client is concentrated in the model years which corresponded with the peak in equipment prices. We required larger than normal down payments during this time to provide a LTV cushion, but the rapid decline in equipment values exceeded our cushion. We may see additional credit costs related to this line of business if the freight market stays weak, but I would not expect it to consistently be at this level. The further we go, the more these loans amortize down and the better our collateral position usually becomes. A reminder here: while we elected to establish additional equipment finance reserves, this does not mean we have actually taken (or will take) a loss on the relationship. Time will tell.
•Construction Lending Growth: About 28% of our credit cost ($1.7 million) was a formulaic reserve tied to growth in our construction lending portfolio. This is not a segment of the business we often grow, but we had the opportunity this quarter to put money to work on a risk-adjusted basis that we have not seen in a decade. We don’t plan to continue material growth here, but we will be opportunistic when it presents. Due to accounting rules, we had to book a $1.7 million reserve on this loan growth at origination with little benefit to interest income in the quarter.
•Miscellaneous: The remaining ~28% of credit costs are due to a variety of small things. As long as we have a balance sheet lending business, there will be small things that pop up. Looking at our portfolio, I still feel very good about our credit quality in most of our lending businesses. The areas of focus remain on equipment lending and liquid credit, both of which have exposure from the 2021 timeframe that we might do differently now. Equipment finance is on the right path, and we are working with long-term customers to get them to the other side of this market. We have addressed liquid credit in prior letters, and we have continued to shrink that portfolio in the absence of attractive risk adjusted opportunities. In the meantime, that team provides other valuable services to the enterprise as we consider growing counterparty risk in our payments network and the future ability to syndicate transportation assets into the capital markets.
•Third, our noninterest expense grew about $3 million relative to the previous quarter. This is consistent with the guidance I shared in my previous letter and reflects planned investments in initiatives like LoadPay as well as our normal annual compensation resets. As some of this growth came on late in the quarter, our second quarter expenses are likely to grow a bit more into the $92 to $94 million range.

The tables below outline some of our key operating metrics.

	As of and for the Three Months Ended
(Dollars in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Financial Highlights:
Loans held for investment	$4,195,120	$4,163,100	$4,371,528	$4,324,758	$4,310,006
Deposits	$4,450,963	$3,977,478	$4,487,051	$4,293,466	$4,038,994
Net income available to common stockholders	$3,357	$8,825	$11,993	$6,848	$10,209
Diluted earnings per common share	$0.14	$0.37	$0.51	$0.29	$0.43
Return on average assets(1)	0.31%	0.70%	0.93%	0.56%	0.84%
Yield on loans(1)	9.09%	9.29%	9.16%	9.14%	9.22%
Cost of total funds(1)	1.45%	1.47%	1.41%	1.23%	0.68%
Non-performing assets to total assets	1.61%	1.42%	1.07%	0.68%	0.88%
ACL to total loans	0.91%	0.85%	0.80%	0.81%	0.98%
Total capital to risk-weighted assets(2)	16.69%	16.75%	15.77%	15.59%	15.51%
Common equity tier 1 capital to risk-weighted assets(2)	11.85%	11.94%	11.18%	10.93%	10.77%
(1) Current quarter ratios are annualized
(2) Current period ratios are preliminary

	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023	Current Quarter Q/Q		Current Year Y/Y
For the Qtr Ending						Change	% Change	Change	% Change
Factoring:
Invoice Volume	1,367,625	1,404,861	1,428,463	1,494,963	1,491,763	(37,236)	(2.7)%	(124,138)	(8.3)%
Purchased Volume	$2,469,797,000	$2,570,442,000	$2,606,323,000	$2,732,976,000	$2,927,104,000	$(100,645,000)	(3.9)%	$(457,307,000)	(15.6)%
Average Transportation Invoice Size	$1,771	$1,781	$1,772	$1,773	$1,911	$(10)	(0.6)%	$(140)	(7.3)%
Payments:
Invoice Volume	5,717,016	5,703,740	5,037,841	4,526,629	4,260,654	13,276	0.2%	1,456,362	34.2%
Payment Volume	$6,379,680,000	$6,217,323,000	$5,329,580,000	$4,940,317,000	$5,030,548,000	$162,357,000	2.6%	$1,349,132,000	26.8%
Network Invoice Volume	621,209	442,353	303,300	181,904	159,353	178,856	40.4%	461,856	289.8%
Network Payment Volume	$1,035,099,000	$740,048,000	$510,298,000	$299,948,000	$289,667,000	$295,051,000	39.9%	$745,432,000	257.3%

Payments

For our Payments segment discussion, we will cover the following topics:

1.Analysis of financial and operational performance for the quarter.
2.Update on market penetration for freight brokers and factors.
3.Total addressable market discussion.

Analysis of financial and operational performance for the quarter. The headline may be “TriumphPay swung to a loss this quarter.” That is true, but the reality is more nuanced (and encouraging). It is true that TriumphPay’s EBITDA margin decreased due to (i) the seasonality of Q1 freight and (ii) increased investments in technology. With regard to (ii), we discussed initiatives such as LoadPay at length in last quarter’s letter. We will not reap the benefit of those investments for several quarters. Regarding seasonality, Q1 was one of the softest I have seen during my time in the industry. The market notwithstanding, TriumphPay continued to grow and take market share.
In sum, the industry is mired in a recession. That is bad for our short-term earnings, and it is even harder on our customers. On the other hand, this recession has created opportunities for us that would not have existed otherwise. Quoting our earnings call from two years ago:

“Regardless of the direction of freight, our job is to serve our customers in good times and in recessionary times. We have to be nimble enough to keep the business when everyone wants in and wise enough to structure our deals to weather the inevitable headwinds. Our history shows we know how to do this well and we plan to continue that trend. Our revenue may fluctuate with the transportation market, but we are well prepared to handle a slowdown in trucking. One benefit of a slowdown in the trucking market is a heightened focus on the bottom line among our prospects. When margins are thin people have to look for every advantage. The promise of TriumphPay is to save our customers more than they pay us to use it. Getting the market's attention is easier when the tide goes out a bit and it's not just a race to cover loads or buy invoices.”
These words are truer today than when they were originally spoken, and our pipeline reflects this.
Last quarter we rolled out the chart below as a visual demonstration of how we continue to grow revenue despite a freight recession and falling invoice prices. The line chart represents invoice sizes[1], while the bars represent revenue. The revenue bars highlight quickpay and fee income that can be attributed to a specific customer in a specific year and excludes other supply chain finance income and float. Fee income in the Payments segment grew 1.7% last quarter and is up 46.2% versus Q1 2023. This includes the fees we generate from network transactions and other highly scalable network activities. In a very soft first quarter, we held serve on volumes, grew revenue and added clients. It is interesting to note the dichotomy between our earlier TriumphPay customers versus recent customers. The 2019 cohort demonstrates just how dependent the closed-loop business model was on invoice prices. As we have moved to the open-loop model over the last couple of years, investors can see how more of our revenue is now coming from fees, which is not as capital intensive or volatile.

Quarterly Recurring Revenue by Annual Customer Cohort[3]

Max Avg Invoice Size: $1,813
Recurring Revenue (in Thousands)
Average Invoice Size
$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$-
$2,500
$2,000
$1,500
$1,000
$500
$0
2019 Q1 2019 Q2 2019 Q3 2019 Q4 2020 Q1 2020 Q2 2020 Q3 2020 Q4 2021 Q1 2021 Q2 2021 Q3 2021 Q4 2022 Q1 2022 Q2 2022 Q3 2022 Q4 2023 Q1 2023 Q2 2023 Q3 2023 Q4 2024 Q1
$61 $357 $297 $352 $369 $42 $653 $81 $1,160 $228 $1,530 $547 $1,367 $623 $63
$1,769 $836 $1,165 $1,956 $1,031 $3,408 $2,098 $1,150 $4,153
$1,794 $1,420 $4,745 $122 $1,674 $1,366 $4,608 $427
$1,097 $1,223 $4,296 $734 $893 $1,109 $3,922 $950
$791 $989 $3,840 $847 $280 $767 $915 $3,855 $913 $533
$706 $905 $3,768 $1,104 $1,326 $704 $905 $3,630 $1,092 $2,093
$629 $898 $3,535 $1,099 $2,098 $216
2019 2020 2021 2022 2023 2024 Average Invoice Size

For the quarter, TriumphPay’s invoice volume increased 0.2%, and total payment volume increased by 2.6% to $25.5 billion, annualized. Our broker clients represent $22.0 billion of that figure, while the remaining $3.5 billion is related to shipper clients. The average invoice paid by TriumphPay increased 2.4% in size. Our annualized unique broker audit dollar volume was flat at $16 billion, and our annualized unique factor audit volume stands at $10.8 billion. Going forward, we will examine our progress at TriumphPay by reviewing the percentage of unique brokered freight transactions touched as described above. In the first quarter, we touched about $48.9 billion in unique brokered freight transactions. That is just over 44% of the market, up about 1% from the Q4. This excludes the shipper volumes reported above. We believe we will touch approximately 50% of all transactions in brokered freight[4] by the end of 2024.

On another very positive note, network transactions increased 40.4% relative to last quarter. Our broker quickpay penetration average was 6.4%, and we generated service revenue on approximately 21.7% of our payments invoices. We also earned revenue of $2.2 million[5] on the net float generated through payments made on behalf of our clients. Given the state of the market during the first quarter, and to address associated credit risks, we made some adjustments to certain client terms that negatively impacted average float balances by approximately $32 million and the associated float revenue by about $132,000. These adjusted terms reduced our overall ACH risk exposure, which we believe was prudent. TriumphPay non-interest expenses this quarter were $17.3 million, up 12.9% compared to the prior quarter. As a reminder, a meaningful portion of LoadPay expense will show up in the Payments segment. I do not expect sequential expense growth at this level for the remainder of the year.

In the chart below, we highlight the continued revenue growth and its trend over the last eight quarters against the backdrop of our payment volumes. Our first quarter run rate was $52.5 million. We have generated a roughly 27.5% CAGR in revenue over the last two years.
In the chart on the following page, we highlight the trend lines in EBITDA margin relative to revenue. We expect to face a weak freight market for most, if not all, of 2024. We predicted that the first quarter or two of 2024 could see our EBITDA margin +/- of 0% due to investments we were making in LoadPay. As you can see, revenue grew, but so did expenses, and that prediction proved true. EBITDA margin for Q1 was (13)%. We still expect positive EBITDA exiting Q4 of 2024, but I want to remind you that we are more interested in long-term value creation than short-term earnings performance.

Update on market penetration for freight brokers and factors. During the quarter, Werner Enterprises, Inc. and Fitzmark LLC went live on our network. The addition of these two new clients brings us to 3 of the top 5, 7 of the top 10, and 57 of the top 100 freight brokers. We now have 123 fully integrated network brokers and 338 overall providing either fully or partially conforming transactions to the network.

From a factor client perspective, we added new factoring companies to the payments network, including starting the integration for Apex Capital Corp, a top five transportation factor. We now have 36 network factors on the payments network and 64 factor clients overall.
Total addressable market discussion. We often get questions around the TAM for TriumphPay. This is not an easy question to answer, but I will make an effort here. The starting point is that the truckload brokered freight market in the United States is approximately $110 billion annually. We base that calculation on the total amount freight brokers pay to carriers or their factors. Setting the market at that size; however, underestimates the opportunity by a significant amount given the construction of our network. The best way to explain it is to walk through a typical transaction.

In the example above, a shipper (a company who makes or distributes things) has contracted with a freight broker to move something for which they will pay the freight broker $2,000. This is usually done on a contractual basis for a set period of time. The freight broker will work with its network of truckers to find a carrier to haul the load. In this example, the load is offered to a carrier in the spot market for $1,700. That $300 differential is the margin that pays for all the freight broker’s overhead. In our example, after the carrier hauls the load, the carrier sells the invoice to their factor for $1,650, or approximately a 3% discount. Factors purchase about 65% of all invoices in brokered freight. The carrier then uses the proceeds from the factor to buy fuel and cover other necessary costs to haul the next load. The $50 in revenue going to the factor is used to cover all the factor’s expenses, including its cost of funds. Since the factor now owns the invoice, the factor bills the freight broker for the full $1,700. The broker in turn invoices the shipper for $2,000 by submitting proof of delivery. This all happened for a single truckload of goods. Now, let's add graphics to show how TriumphPay adds value to its customers and creates revenue for that value.

1.Current Revenue Streams. In order to give context to a very busy graphic, we’ll start with everything TriumphPay is doing today, at varying levels of scale, at each point in the transaction:

•Shipper to Logistics Service Provider ("LSP")[6]:
◦TriumphPay has 56 shipper clients for whom we manage payments. We do this for a fee, and we also generate float through the timing difference between when we draft funds and when funds clear our account. We also offer quickpays to their LSPs (brokers and carriers), which generates high-margin financing revenue.
•TriumphPay offers shipper clients the ability to extend payment terms on their payables. In this scenario, TriumphPay pays the LSP per the terms of the agreement (typically 60 or 90 days) but does not draft the shipper until seven to ten days later. For this service, we charge interest which generates high-margin financing revenue.
•TriumphPay has broker clients who factor their invoices from shippers through us. We provide liquidity to the broker and then manage the payment of carrier payables. The difference is the broker’s margin, which we remit to them. This supply chain finance offering generates high-margin financing revenue for Triumph.
•Broker to carrier:
•TriumphPay offers direct payment to the carrier (or their factor) on the broker’s behalf for a fee. Similar to the discussion above, float revenue is generated based on the timing difference between when funds are received by TriumphPay from a broker and when they are distributed to a carrier or factor.
•Carriers have the option to elect a QuickPay on an approved invoice for a fee in the form of a financing fee. That revenue is shared between TriumphPay and the broker. While the penetration percentage is small, the addressable market is large. TriumphPay has paid 288,436 unique carriers since inception and 121,025 unique carriers thus far in 2024.
•Additionally, carriers can enroll in the TriumphPay Select Carrier Program, which allows the carrier to receive an automated QuickPay for all Select Carrier enabled brokers. Since 2019, approximately 55,551 carriers have enrolled in this program. Given the high turnover of carriers, (especially in today’s market conditions), only about 17,000 of those carriers were active[7] in Q1.
•Aside from payment services, TriumphPay Audit provides automation and efficiency for the invoice auditing portion of a broker’s truckload a/p function. Through more traditional technologies such as OCR, and more recently enhanced with advanced AI/ML techniques, invoices received from carriers and factors are processed for a per-invoice fee.
•Broker to factor:
•More than half of all loads in brokered freight are factored. When facing a factor, we perform the same a/p automation services as described above when facing a carrier directly. We do this for a fee, and we also generate float through the timing difference between when we draft funds and when funds clear our account. There is no QuickPay opportunity for the freight broker in this transaction, but our product allows them to outsource and automate the thousands of touchpoints they receive from factors each month.
•If both the factor and the broker are integrated to the payments network, the freight broker benefits from structured data being received into their invoice auditing system(s). The structured data, including carrier, invoice, load, document types, accessorials and billing amounts, allows for immediate invoice auditing decisions. If all documentation requirements are met and amounts match, these invoices can be approved and billed to a shipper customer without any human intervention. If there is an exception, this information is known immediately and communicated back to the factor. The monetization of this comes in the form of the per-invoice fees captured in the TriumphPay Audit product.
•Factor to broker/shipper:
•TriumphPay has factor clients for whom we perform audit services, assisting them with settling the invoices they have purchased from their carriers with the broker and shipper payors. Through our broker integrations, even if the factor is not a “network” factor, we are able to reduce the workload and effort to verify and settle an invoice. We also reduce collections efforts as any TriumphPay enabled freight broker or shipper pays per their terms, and then TriumphPay provides remittance data which enables automating cash application of the invoice.
•If both the factor and the broker are integrated to the payments network, we also collect network fees on the transaction. A network transaction is a transaction where both the factor and the broker have done the necessary integration work with TriumphPay to automate the transaction such that payment and purchasing decisions can be made in near real-time (as in a card swipe transaction). Unlike a card swipe; however, the freight auditing and payment process has several downstream updates that are also important to a factor, such as invoice exceptions, approvals and expected pay dates. The network provides all this data in real-time directly into a participant’s core operating systems. This is the promise and efficiency of TriumphPay. We have 36 network factors and 338 network brokers contributing 621,209 conforming transactions last quarter totaling $4.1 billion, annualized.
2.LoadPay Revenue Streams. Once we reach this point in the life cycle of the transaction, our product offerings are centered around LoadPay. These capabilities are under development and include the following:
•Factor to carrier:
•TriumphPay has 64 factor clients. The gold standard in factoring is to make a purchase decision within one hour. Most factors can make that decision the same day, (setting aside limitations that exist to purchase invoices on weekends or holidays). TriumphPay allows them to make instant purchasing decisions. Even if a factor makes a decision to purchase an invoice that hour or that day, the factor is still subject to paying through the ACH or Fedwire windows, by which 95%+ of all carrier payments are made. The promise of LoadPay is to allow a factor the opportunity to provide instant availability of funds to their carriers 24 x 7 x 365. LoadPay will facilitate this payment and generate float by retaining those funds longer in our ecosystem even as the carrier is paid in real-time.
•Broker to carrier:
•Once LoadPay is launched, carriers will have the opportunity to elect to receive their funds in that wallet. This will provide carriers with immediate access to their funds 24 x 7 x 365. Invoices paid via this program will sit in the wallet and generate LoadPay float revenue until the funds are spent through the debit or fuel card, or are moved into another financial institution of the carrier’s choice. We also expect to generate transaction and interchange fee revenue.
•Carrier to vendor:
•As described above, LoadPay will allow a broker or factor to pay their carrier clients in real-time 24 x 7 x 365. Significant dollars are spent by carriers on fuel and other sundries, repairs, tires, etc. LoadPay is an open wallet application, meaning that even though we offer a fuel card and debit card embedded in the product, we welcome other forms of payments. Where a LoadPay branded fuel or debit card is used, LoadPay will share in the economics of the transaction. Where another form of payment is used, LoadPay will monetize the immediate access to those funds.
We hope that the above detail is helpful for investors to understand how embedded Triumph is becoming in the presentment, audit, financing, payment and cash application of the trucking supply chain. How large of an opportunity does this create for TriumphPay? In the graphic below, we demonstrate the payment flow of all invoices in the domestic, for-hire truckload market we discussed above. We believe that the market is currently about $320 billion of annual transaction volume at current levels of activity and rates. Of that $320 billion, approximately $300 billion ends up in the bank accounts of the carriers after the brokers and factors take their margin. As demonstrated towards the bottom of the graphic, the money then flows through the carrier accounts to make payroll, fuel purchases, repairs and maintenance, and more.

Current Revenue Streams
Potential LoadPay Revenue Streams
Shipper $320B
Broker $130B
Factor $80B
Carrier $300B
Med/Large Carriers (>10 Trucks) $225B
Small Carrier (<10 Trucks) $75B
Driver Wages + Benefits $25B
Fuel $20B
Other $15B
Repairs, Maintenance, Tires $5B
Carrier Margin $10B
Broker Revenue $20B
Factor Revenue $2B

Now let’s assume we largely accomplish everything laid out above at scale. We come to the most important question – what is the revenue opportunity? We think about the revenue opportunity for TriumphPay in three parts:
•Current Revenue Streams. We believe the current revenue streams outlined in (1), above, represent over $500 million in annual revenue potential. While we have a very strong position across these product lines, we recognize that 100% share in any market is difficult to achieve. Accordingly, we believe our serviceable addressable market (“SAM”) in this category is around $250 million. For this calculation we assumed current invoice prices as well as current interest rates, both of which could change and create volatility, though it is easy to imagine a future state in which those changes could offset. This does NOT include revenue from Triumph’s existing factoring segment.
•LoadPay Revenue Streams. We believe the potential LoadPay revenue streams outlined in (2), above, represent over $750 million in annual revenue potential. With many assumptions made about potential conversion rates, average balances, carrier behaviors around spending and sending money out of LoadPay, and future enhancements and features, we believe our SAM in this category is closer $250 million.
•Future Revenue Streams. Finally, we believe there are meaningful opportunities for additional revenue in the flows we do not directly address with our current and LoadPay products, as well as a variety of potential new products and product extensions in the flows that we do. This category also would include future initiatives involving data throughout the network, additional modes of transportation, and non-domestic markets. It is too early to dimension each piece individually, but given the size of the volumes they address, we believe we have sightline into a SAM that is at least equal to, if not greater, than that of our current and LoadPay products combined.

In conclusion, we think there is a realistic opportunity for over $1 billion of revenue for TriumphPay. The realization of this opportunity is best measured in years versus quarters, but our reach grows with each passing quarter. Investors should also not miss that the documentation required for the factor to buy the carrier’s invoice is largely the same documentation that the broker requires to pay the factor. That is largely the same documentation that the shipper requires to pay the broker. In other words, if we can use structured data to create a unified source of truth for all the parties to the transaction, we can create a tremendous amount of value.

Factoring

Analysis of financial and operational performance for the quarter. Our average transportation invoice price dropped to $1,771, down $140 from the same quarter in 2023 and decreased $10 from the fourth quarter of 2023. Purchased volume declined 3.9% relative to the fourth quarter. Through the date of the publishing of this letter, average transportation invoice sizes for April are $1,762. The discount rate in our factoring segment was flat during the first quarter at 1.41%, and the yield on net funds employed[8] was up just over 90 bps to 17.5%. Utilization increased slightly this quarter, following a similar trend last quarter, as both our invoice count per client and dollars per client increased, but these increases were not material. Carrier capacity continues to leave the market, and we are starting to see the pressures of the environment affect even solid and seasoned operators.
Factoring is offering a new value add product for our clients through the TCS card relationship where clients can purchase fuel at a discount off the retail price. We are a decade late in getting this going at scale, which is largely my fault. Helping our carriers with fuel has always been a goal, but prioritizing it the way we do now has continually been pushed back as we worked on other initiatives. Based on prior quarters, these fuel discounts can offset the entire cost of factoring. If you want to know why factoring is sticky, you do not have to look much further than that fact. Triumph has chosen to pass most of the discount on to our clients while keeping a few cents to administer the program. #EveryTruckerThrives
Aside from these financial benefits for our truckers, we see further opportunity for our factoring operations as a LoadPay distribution partner. Small truckers generally need immediate liquidity to fill up their tanks and pick up their next load. Often, even with a factoring partner that is sophisticated enough to buy an invoice in a few hours, the timing of the ACH payment windows limits carrier availability of funds. LoadPay will give our carrier clients access to funds without time constraints or dependency on ACH funding windows. In conjunction with our Instant Purchasing program (to be launched later this year), carriers will have access to 24 x 7 x 365 payments and funds availability. And, in keeping with the idea that the industry wins with Triumph, all factors in the industry will have access to offer LoadPay to their customers, and they will be able to provide their trucking clients this same benefit. We want every trucker to thrive and every factor to thrive – the network depends on it. Investors should put themselves in the shoes of a carrier to understand the value proposition. If we get this right at scale, truckers will not have to spend the night in a service station parking lot because their factor missed the ACH window to fund. Monday holidays - the bane of truckers from a funding perspective - will be immaterial.

Banking

For discussion of our Banking segment, we will cover the following topics:
1.Analysis of core deposit balance and rate trends.
2.Mortgage Warehouse deposit growth and cost.
3.Commercial real estate ("CRE") loan modifications.
Analysis of core deposit balance and rate trends. Our core deposit base was down slightly for the quarter. Although we continue to experience modest attrition in our community bank deposit base, this attrition is driven by lower balances in non-interest-bearing ("NIB") transactional accounts rather than account closures or losses in interest-bearing money market accounts, savings accounts and CDs. The root causes of this attrition are both the ongoing decline in liquidity among some of our clients and the migration of balances from NIB to interest bearing alternatives among clients who have excess liquidity.
The growth in our cost of funds reversed this quarter, dropping 2 basis points to 1.45%. This is attributable to the growth of mortgage warehouse servicing deposits, which do not accrue interest, but are not free of cost. Allow me to explain in the following paragraph.
Mortgage Warehouse deposit growth and cost. Our mortgage warehouse business has nearly self-funded for several quarters due to the servicing deposits of its customers. In recent months, we have capitalized on the opportunity to further expand these deposits, and in the first quarter those servicing deposits grew by approximately $290 million. These deposits are noninterest bearing deposits on our balance sheet, but these deposits are not truly free of cost as our clients are compensated for these balances in the form of an earnings interest rebate rather than deposit interest. As a result, these deposits decrease our loan yield rather than increase our deposit rates. It is important to note that our net interest margin is not affected by this arrangement, but during the first quarter, these deposits decreased our overall loan yields by 47 bps and our overall cost of deposits and funds would have been 45 bps and 42 bps higher when adjusted, respectively. We are deploying these incremental deposits very conservatively and as a result you may see these deposit balances grow, but you will likely see cash grow as well. We are satisfied with capturing a small spread on these deposits which will always be additive to income, and as there is no risk weighting assigned to the cash assets, there is also no required reserve.

Commercial real estate ("CRE") loan modifications. As noted earlier in this letter, we had no new significant CRE downgrades or modifications this quarter. Previously reported modifications continue to perform according to the terms of the modifications. Recent price discovery in CRE transactions reaffirms that we are well secured and our borrowers have residual equity in properties for which a sale may occur. Agency lenders have provided a solid foundation for multifamily and student properties and regional lenders seem to be stepping back into the market for other asset classes (ex-office) creating refinancing alternatives that we view as constructive to overall market conditions. The CRE correction is likely still in its early stages, so we are prepared for extended period of higher rates as we work with existing clients and evaluate new CRE opportunities.
New HQ
On March 20, 2024, we closed on the acquisition of an office building that will serve as our new headquarters. We do not expect this acquisition to materially impact our results of operations in the near-term; however, I wanted to call it out in this letter. We do not anticipate occupying the space until 2026, and we will highlight any noise in the numbers as we prepare the building for our occupancy. I am sure we are one of the few (perhaps the only) bank that is buying a new headquarters at this time, so the appropriate question is why? Here are three reasons: (i) we will soon be out of space in our existing lease, (ii) we are implementing a more robust return to the office policy, and (iii) office buildings have not been this inexpensive per square foot since the Great Financial Crisis. With respect to (ii), we believe that collaboration happens best when we are together. As a company, we are in the office far more than any fintech peer and probably more than most bank peers. Some roles work well remotely, and we will continue to support that growth. On the whole, our time in the office together will continue to increase. As I tell our HQ staff, none of our branch team members had the option of working from home, even during COVID. Our executive team will continue to lead the way by being in the office full-time when we are not traveling for work.

The first quarter was a disappointment for earnings, but a positive development in advancing our long-term vision. Unless seasonal patterns soon lead to increased activity and pricing, I do not see the seasonal benefit returning for the second quarter. TriumphPay, on the other hand, added several brokers, including two midsized freight brokers and a large factor. Our pipeline remains full. It may sound like a paradox, but I am both disappointed by the softness in the market and its effect on our earnings and excited about the long-term momentum we are creating. Onward we go.

With warm regards,

Aaron P. Graft Founder, Vice Chairman & CEO

[1] Average invoice sizes in our payments segment are generally smaller than average invoice sizes in our factoring segment as a transportation factor generally will only factor long-haul trucking invoices. Less than truckload (LTL) and parcel typically are not regularly serviced by the transportation factoring industry due to their small ticket size. Our payments business pays all transportation invoices of a freight broker and as such includes some LTL, parcel and shorter hauls that a transportation factor normally will not service.

[2] Annualized and annual TriumphPay revenue, noninterest income and EBITDA presentations, where footnoted, exclude a $7.0 million net gain on minority investment mark-to-market in the second quarter of 2022.

[3] Recurring cohort revenue is defined as quickpay revenue and fee revenue attributable to clients onboarded in the annual cohorts shown. It does not include one-off fees or gains, float revenue, or other supply chain finance income aside from quickpays.

[4]This reference to brokered freight is specific to domestic truckload (“TL”) freight only. Thus, this calculation would exclude LTL, parcel, etc. It would also exclude shipper volumes. Admittedly, this is a difficult percentage to calculate with precision and it will move from year to year. That being said, we can evaluate the number of payments received in our factoring segment as a proxy for the percentage of TL freight TriumphPay is touching and also use industry data points to make informed assumptions. In the end, this goal is not intended to be a precise measurement in the same way as we would measure earnings. It is a directional and blunt measurement of the reach of the Payments network.

[5] Float revenue in TriumphPay is generated on the net remaining float after funding balance sheet exposure in the payments segment. Float balances in TriumphPay at 3/31/2024 were $310 million. Net float balances were $154 million.

[6] A Logistics Service Provider is an industry term used by the manufacturer or shipper of a good to describe the partners they use to facilitate the movement of their good, usually a freight broker, 3rd party or 4th party logistics firm ("3PL" or "4PL", respectively), or an asset-based carrier.

[7] We define an active carrier as one having an invoice status change within 90 days of the quarter-end.

[8] Net funds employed equal the accounts receivable balance less any reserves and unpaid fees held against the account.

Conference Call Information

Aaron P. Graft, Vice Chairman and CEO, and Brad Voss, CFO, will review the financial results in a conference call with investors and analysts beginning at 9:30 a.m. central time on Thursday, April 18, 2024.

The live video conference option may be accessed directly through this link, https://triumph-financial-inc-earnings-q1fy24.open-exchange.net/ or via the Company's website at tfin.com through the News & Events, Events & Presentations links. Alternatively, a live conference call option is available by dialing 1-833-928-4610 (International: +1-800-456-1369) requesting to be joined to meeting ID 968 0193 5373 at the prompt. An archive of this conference call will subsequently be available at this same location, referenced above, on the Company’s website.
About Triumph Financial
Triumph Financial, Inc. (Nasdaq: TFIN) is a financial holding company focused on payments, factoring and banking. Headquartered in Dallas, Texas, its diversified portfolio of brands includes TriumphPay, Triumph and TBK Bank. www.tfin.com
Forward-Looking Statements
This letter to shareholders contains forward-looking statements. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “may,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “pro forma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: business and economic conditions generally and in the bank and non-bank financial services industries, nationally and within our local market areas; our ability to mitigate our risk exposures; our ability to maintain our historical earnings trends; changes in management personnel; interest rate risk; concentration of our products and services in the transportation industry; credit risk associated with our loan portfolio; lack of seasoning in our loan portfolio; deteriorating asset quality and higher loan charge-offs; time and effort necessary to resolve nonperforming assets; inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates; risks related to the integration of acquired businesses and any future acquisitions; our ability to successfully identify and address the risks associated with our possible future acquisitions, and the risks that our prior and possible future acquisitions make it more difficult for investors to evaluate our business, financial condition and results of operations, and impairs our ability to accurately forecast our future performance; lack of liquidity; fluctuations in the fair value and liquidity of the securities we hold for sale; impairment of investment securities, goodwill, other intangible assets or deferred tax assets; our risk management strategies; environmental liability associated with our lending activities; increased competition in the bank and non-bank financial services industries, nationally, regionally or locally, which may adversely affect pricing and terms; the accuracy of our financial statements and related disclosures; material weaknesses in our internal control over financial reporting; system failures or failures to prevent breaches of our network security; the institution and outcome of litigation and other legal proceedings against us or to which we become subject; changes in carry-forwards of net operating losses; changes in federal tax law or policy; the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations, such as the Dodd-Frank Act and their application by our regulators; governmental monetary and fiscal policies; changes in the scope and cost of FDIC, insurance and other coverages; failure to receive regulatory approval for future acquisitions and increases in our capital requirements.

While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. All forward-looking statements are necessarily only estimates of future results. Accordingly, actual results may differ materially from those expressed in or contemplated by the particular forward-looking statement, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" and the forward-looking statement disclosure contained in Triumph Financial’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on February 13, 2024.
Non-GAAP Financial Measures
This letter to shareholders includes certain non‐GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. Reconciliations of non‐GAAP financial measures to GAAP financial measures are provided at the end of this letter to shareholders.

The following table sets forth key metrics used by Triumph Financial to monitor our operations. Footnotes in this table can be found in our definitions of non-GAAP financial measures at the end of this document.

	As of and for the Three Months Ended
(Dollars in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Financial Highlights:
Total assets	$5,575,493	$5,347,334	$5,599,794	$5,652,721	$5,628,185
Loans held for investment	$4,195,120	$4,163,100	$4,371,528	$4,324,758	$4,310,006
Deposits	$4,450,963	$3,977,478	$4,487,051	$4,293,466	$4,038,994
Net income available to common stockholders	$3,357	$8,825	$11,993	$6,848	$10,209

Performance Ratios - Annualized:
Return on average assets	0.31%	0.70%	0.93%	0.56%	0.84%
Return on average total equity	1.90%	4.40%	5.95%	3.64%	5.20%
Return on average common equity	1.62%	4.25%	5.89%	3.45%	5.09%
Return on average tangible common equity (1)	2.33%	6.20%	8.70%	5.16%	7.56%
Yield on loans(2)	9.09%	9.29%	9.16%	9.14%	9.22%
Cost of interest bearing deposits	1.99%	1.84%	1.83%	1.13%	0.55%
Cost of total deposits	1.17%	1.11%	1.15%	0.68%	0.32%
Cost of total funds	1.45%	1.47%	1.41%	1.23%	0.68%
Net interest margin(2)	7.29%	7.55%	7.48%	7.57%	8.08%
Net noninterest expense to average assets	5.62%	5.29%	5.28%	5.79%	5.98%
Efficiency ratio	89.45%	82.24%	82.36%	87.80%	85.52%

Asset Quality:(3)
Past due to total loans	1.90%	2.00%	1.94%	1.55%	1.67%
Non-performing loans to total loans	1.98%	1.65%	1.22%	0.74%	1.01%
Non-performing assets to total assets	1.61%	1.42%	1.07%	0.68%	0.88%
ACL to non-performing loans	45.93%	51.15%	65.33%	109.41%	97.12%
ACL to total loans	0.91%	0.85%	0.80%	0.81%	0.98%
Net charge-offs to average loans	0.05%	0.13%	0.03%	0.25%	0.05%

Capital:
Tier 1 capital to average assets(4)	12.99%	12.64%	12.36%	12.01%	12.19%
Tier 1 capital to risk-weighted assets(4)	13.62%	13.74%	12.90%	12.68%	12.52%
Common equity tier 1 capital to risk-weighted assets(4)	11.85%	11.94%	11.18%	10.93%	10.77%
Total capital to risk-weighted assets	16.69%	16.75%	15.77%	15.59%	15.51%
Total equity to total assets	15.65%	16.17%	15.19%	14.74%	14.70%
Tangible common stockholders' equity to tangible assets(1)	10.71%	11.04%	10.21%	9.75%	9.63%

Per Share Amounts:
Book value per share	$35.45	$35.16	$34.58	$33.88	$33.47
Tangible book value per share (1)	$24.42	$24.12	$23.41	$22.58	$22.09
Basic earnings per common share	$0.14	$0.38	$0.52	$0.30	$0.44
Diluted earnings per common share	$0.14	$0.37	$0.51	$0.29	$0.43
Shares outstanding end of period	23,334,997	23,302,414	23,291,693	23,269,885	23,370,515

Unaudited consolidated balance sheet as of:

(Dollars in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
ASSETS
Total cash and cash equivalents	$417,033	$286,635	$337,583	$417,375	$417,715
Securities - available for sale	320,101	299,644	292,324	303,779	317,097
Securities - held to maturity, net	3,010	2,977	3,311	3,380	3,868
Equity securities with readily determinable fair value	4,441	4,488	4,289	4,426	4,498
Loans held for sale	3,712	1,236	6,416	95	3,954
Loans held for investment	4,195,120	4,163,100	4,371,528	4,324,758	4,310,006
Allowance for credit losses	(38,232)	(35,219)	(34,815)	(34,970)	(42,245)
Loans, net	4,156,888	4,127,881	4,336,713	4,289,788	4,267,761
FHLB and other restricted stock	4,764	14,278	10,101	20,099	24,506
Premises and equipment, net	162,544	113,457	113,062	114,673	115,639
Capitalized software, net	26,435	22,365	19,451	15,826	11,829
Other real estate owned ("OREO"), net	37	37	—	—	—
Goodwill and intangible assets, net	257,551	257,355	260,109	262,958	265,959
Bank-owned life insurance	42,077	41,946	41,822	41,702	41,594
Deferred tax asset, net	7,946	8,800	9,594	7,306	11,562
Other assets	168,954	166,235	165,019	171,314	142,203
Total assets	$5,575,493	$5,347,334	$5,599,794	$5,652,721	$5,628,185
LIABILITIES
Noninterest bearing deposits	$1,747,544	$1,632,022	$1,632,559	$1,608,411	$1,727,749
Interest bearing deposits	2,703,419	2,345,456	2,854,492	2,685,055	2,311,245
Total deposits	4,450,963	3,977,478	4,487,051	4,293,466	4,038,994
Customer repurchase agreements	—	—	—	—	3,208
Federal Home Loan Bank advances	30,000	255,000	30,000	280,000	530,000
Subordinated notes	108,807	108,678	108,454	108,234	108,016
Junior subordinated debentures	41,889	41,740	41,592	41,444	41,299
Other liabilities	71,495	100,038	82,315	96,111	79,452
Total liabilities	4,703,154	4,482,934	4,749,412	4,819,255	4,800,969
EQUITY
Preferred Stock	45,000	45,000	45,000	45,000	45,000
Common stock	290	290	290	289	287
Additional paid-in-capital	555,613	550,743	547,212	542,565	539,241
Treasury stock, at cost	(265,119)	(265,038)	(265,016)	(264,916)	(260,453)
Retained earnings	539,688	536,331	527,506	515,513	508,665
Accumulated other comprehensive income (loss)	(3,133)	(2,926)	(4,610)	(4,985)	(5,524)
Total stockholders' equity	872,339	864,400	850,382	833,466	827,216
Total liabilities and equity	$5,575,493	$5,347,334	$5,599,794	$5,652,721	$5,628,185

Unaudited consolidated statement of income:

	For the Three Months Ended
(Dollars in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Interest income:
Loans, including fees	$53,552	$58,963	$59,669	$57,258	$52,538
Factored receivables, including fees	37,909	40,723	39,161	39,819	40,904
Securities	5,351	5,243	5,205	5,234	4,113
FHLB and other restricted stock	232	289	397	219	125
Cash deposits	4,903	3,510	3,101	2,956	2,994
Total interest income	101,947	108,728	107,533	105,486	100,674
Interest expense:
Deposits	12,152	11,765	12,474	6,877	3,202
Subordinated notes	1,224	1,317	1,315	1,312	1,309
Junior subordinated debentures	1,184	1,156	1,169	1,090	1,034
Other borrowings	1,352	2,571	1,248	4,756	1,747
Total interest expense	15,912	16,809	16,206	14,035	7,292
Net interest income	86,035	91,919	91,327	91,451	93,382
Credit loss expense (benefit)	5,896	6,135	812	2,643	2,613
Net interest income after credit loss expense (benefit)	80,139	85,784	90,515	88,808	90,769
Noninterest income:
Service charges on deposits	1,727	1,791	1,728	1,769	1,713
Card income	1,868	2,029	2,065	2,119	1,968
Net OREO gains (losses) and valuation adjustments	—	—	—	—	—
Net gains (losses) on sale of securities	—	97	5	—	—
Net gains (losses) on sale of loans	(192)	(87)	203	87	(84)
Fee income	8,683	8,525	8,108	7,462	6,150
Insurance commissions	1,568	1,058	1,074	1,303	1,593
Other	1,345	817	227	(1,229)	(318)
Total noninterest income	14,999	14,230	13,410	11,511	11,022
Noninterest expense:
Salaries and employee benefits	54,185	50,818	50,884	54,219	54,686
Occupancy, furniture and equipment	7,636	7,348	7,542	7,292	6,703
FDIC insurance and other regulatory assessments	653	656	682	868	418
Professional fees	3,541	3,116	3,941	3,035	3,085
Amortization of intangible assets	2,724	2,754	2,849	3,001	2,850
Advertising and promotion	1,214	1,901	1,839	1,629	1,371
Communications and technology	11,894	11,645	10,784	11,904	11,346
Software amortization	1,174	1,398	1,024	1,043	987
Other	7,350	7,662	6,714	7,405	7,835
Total noninterest expense	90,371	87,298	86,259	90,396	89,281
Net income before income tax	4,767	12,716	17,666	9,923	12,510
Income tax expense	609	3,089	4,872	2,273	1,500
Net income	$4,158	$9,627	$12,794	$7,650	$11,010
Dividends on preferred stock	(801)	(802)	(801)	(802)	(801)
Net income available to common stockholders	$3,357	$8,825	$11,993	$6,848	$10,209

Earnings per share:

	For the Three Months Ended
(Dollars in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Basic
Net income to common stockholders	$3,357	$8,825	$11,993	$6,848	$10,209
Weighted average common shares outstanding	23,201,259	23,171,751	23,162,614	23,138,835	23,361,732
Basic earnings per common share	$0.14	$0.38	$0.52	$0.30	$0.44

Diluted
Net income to common stockholders - diluted	$3,357	$8,825	$11,993	$6,848	$10,209
Weighted average common shares outstanding	23,201,259	23,171,751	23,162,614	23,138,835	23,361,732
Dilutive effects of:
Assumed exercises of stock options	87,567	82,463	82,909	71,658	76,129
Restricted stock awards	102,417	90,912	80,841	90,645	140,006
Restricted stock units	137,321	107,933	84,137	65,909	116,754
Performance stock units - market based	119,777	83,821	47,248	87,360	121,047
Employee stock purchase plan	1,921	798	1,165	1,064	496
Weighted average shares outstanding - diluted	23,650,262	23,537,678	23,458,914	23,455,471	23,816,164
Diluted earnings per common share	$0.14	$0.37	$0.51	$0.29	$0.43
Shares that were not considered in computing diluted earnings per common share because they were antidilutive or have not met the thresholds to be considered in the dilutive calculation are as follows:

	For the Three Months Ended
	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Stock options	45,764	100,818	101,138	107,309	49,379
Restricted stock awards	—	—	—	4,232	—
Restricted stock units	7,500	7,500	11,250	11,250	11,250
Performance stock units - market based	—	12,020	14,424	42,056	42,056
Employee stock purchase plan	—	—	—	—	—
Accelerated share repurchase	—	—	—	—	203,352
Loans held for investment summarized as of:

(Dollars in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Commercial real estate	$819,721	$812,704	$817,064	$768,711	$695,160
Construction, land development, land	222,859	136,720	131,862	110,071	98,311
1-4 family residential properties	130,200	125,916	129,588	130,628	132,010
Farmland	58,431	63,568	62,698	67,913	67,596
Commercial	1,160,870	1,170,365	1,251,939	1,218,892	1,239,952
Factored receivables	1,154,047	1,116,654	1,213,702	1,173,794	1,178,104
Consumer	7,176	8,326	8,166	8,409	8,913
Mortgage warehouse	641,816	728,847	756,509	846,340	889,960
Total loans	$4,195,120	$4,163,100	$4,371,528	$4,324,758	$4,310,006

Our banking loan portfolio consists of traditional community bank loans as well as commercial finance product lines focused on businesses that require specialized financial solutions and national lending product lines that further diversify our lending operations.
Banking loans held for investment are further summarized below:

(Dollars in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Commercial real estate	$819,721	$812,704	$817,064	$768,711	$695,160
Construction, land development, land	222,859	136,720	131,862	110,071	98,311
1-4 family residential	130,200	125,916	129,588	130,628	132,010
Farmland	58,431	63,568	62,698	67,913	67,596
Commercial - General	308,145	303,332	306,430	295,204	320,030
Commercial - Agriculture	46,986	47,059	49,479	46,839	38,637
Commercial - Equipment	440,458	460,008	486,110	493,763	483,911
Commercial - Asset-based lending	260,043	246,065	271,623	231,265	230,326
Commercial - Liquid Credit	105,238	113,901	138,297	151,821	167,048
Consumer	7,176	8,326	8,166	8,409	8,913
Mortgage Warehouse	641,816	728,847	756,509	846,340	889,960
Total banking loans held for investment	$3,041,073	$3,046,446	$3,157,826	$3,150,964	$3,131,902

The following table presents the Company’s operating segments:

(Dollars in thousands)
Three months ended March 31, 2024	Banking	Factoring	Payments	Corporate	Consolidated
Total interest income	$63,994	$32,752	$5,157	$44	$101,947
Intersegment interest allocations	6,744	(8,905)	2,161	—	—
Total interest expense	13,504	—	—	2,408	15,912
Net interest income (expense)	57,234	23,847	7,318	(2,364)	86,035
Credit loss expense (benefit)	4,527	1,355	69	(55)	5,896
Net interest income after credit loss expense	52,707	22,492	7,249	(2,309)	80,139
Noninterest income	6,476	2,903	5,543	77	14,999
Noninterest expense	31,129	18,693	16,485	24,064	90,371
Net intersegment noninterest income (expense)(1)	121	389	(510)	—	—
Operating income (loss)	$28,175	$7,091	$(4,203)	$(26,296)	$4,767

(Dollars in thousands)
Three months ended December 31, 2023	Banking	Factoring	Payments	Corporate	Consolidated
Total interest income	$67,961	$35,448	$5,275	$44	$108,728
Intersegment interest allocations	8,030	(9,981)	1,951	—	—
Total interest expense	14,335	—	—	2,474	16,809
Net interest income (expense)	61,656	25,467	7,226	(2,430)	91,919
Credit loss expense (benefit)	5,334	495	5	301	6,135
Net interest income after credit loss expense	56,322	24,972	7,221	(2,731)	85,784
Noninterest income	5,966	2,725	5,444	95	14,230
Noninterest expense	32,036	19,254	14,783	21,225	87,298
Intersegment noninterest income (expense)(1)	—	243	(243)	—	—
Operating income (loss)	$30,252	$8,686	$(2,361)	$(23,861)	$12,716
(1) Intersegment noninterest income (expense) includes:

(Dollars in thousands)	Banking	Factoring	Payments
Three Months Ended March 31, 2024
Factoring revenue received from Payments	$—	$750	$(750)
Payments revenue received from Factoring	—	(265)	265
Banking revenue received from Payments and Factoring	121	(96)	(25)
Intersegment noninterest income (expense)	$121	$389	$(510)

Three Months Ended December 31, 2023
Factoring revenue received from Payments	$—	$510	$(510)
Payments revenue received from Factoring	—	(267)	267
Banking revenue received from Payments and Factoring	—	—	—
Intersegment noninterest income (expense)	$—	$243	$(243)

Information pertaining to our factoring segment, which includes only factoring originated by our Triumph Financial Services, LLC subsidiary, summarized as of and for the quarters ended:

Factoring	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Factored receivable period end balance	$976,761,000	$941,926,000	$1,041,448,000	$997,842,000	$1,096,071,000
Yield on average receivable balance	13.98%	13.71%	13.59%	14.07%	13.94%
Current quarter charge-off rate(1)	0.13%	0.12%	0.12%	0.54%	0.19%
Factored receivables - transportation concentration	97%	96%	96%	95%	95%

Interest income, including fees	$32,752,000	$35,448,000	$34,244,000	$36,368,000	$38,157,000
Noninterest income	2,903,000	2,725,000	2,546,000	980,000	1,578,000
Intersegment noninterest income	750,000	510,000	510,000	170,000	—
Factored receivable total revenue	36,405,000	38,683,000	37,300,000	37,518,000	39,735,000
Average net funds employed	839,136,000	927,996,000	898,989,000	918,439,000	976,216,000
Yield on average net funds employed	17.45%	16.54%	16.46%	16.38%	16.51%

Accounts receivable purchased	$2,469,797,000	$2,570,442,000	$2,606,323,000	$2,732,976,000	$2,927,104,000
Number of invoices purchased	1,367,625	1,404,861	1,428,463	1,494,963	1,491,763
Average invoice size	$1,806	$1,830	$1,825	$1,828	$1,962
Average invoice size - transportation	$1,771	$1,781	$1,772	$1,773	$1,911
Average invoice size - non-transportation	$4,099	$5,858	$5,631	$5,790	$5,205
Metrics above include assets and deposits held for sale.
(1)June 30, 2023 includes a $3.3 million charge-off of an over-formula advance balance, which contributed approximately 0.32% to the net charge-off rate for the quarter. In accordance with the agreement reached with Covenant, Covenant has reimbursed us for $1.7 million of this charge-off.

Information pertaining to our Payments segment, which includes only our TriumphPay division, summarized as of and for the quarters ended:

Payments	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Supply chain financing factored receivables	$98,593,000	$100,829,000	$87,590,000	$93,751,000	$132,000
Quickpay and other factored receivables	78,693,000	73,899,000	84,664,000	82,201,000	81,901,000
Total factored receivable period end balance	$177,286,000	$174,728,000	$172,254,000	$175,952,000	$82,033,000

Total revenue
Supply chain finance interest income	$2,553,000	$2,476,000	$2,316,000	$820,000	$1,000
Quickpay interest income	2,604,000	2,799,000	2,601,000	2,631,000	2,746,000
Intersegment interest income allocation	2,161,000	1,951,000	1,334,000	1,880,000	1,542,000
Total interest income	7,318,000	7,226,000	6,251,000	5,331,000	4,289,000
Broker noninterest income	4,115,000	3,880,000	3,372,000	2,607,000	2,356,000
Factor noninterest income	1,295,000	1,301,000	1,312,000	1,367,000	1,276,000
Other noninterest income	133,000	263,000	133,000	145,000	75,000
Intersegment noninterest income	265,000	267,000	268,000	267,000	265,000
Total noninterest income	5,808,000	5,711,000	5,085,000	4,386,000	3,972,000
	$13,126,000	$12,937,000	$11,336,000	$9,717,000	$8,261,000

Total expense
Credit loss expense (benefit)	$69,000	$5,000	$14,000	$41,000	$—
Noninterest expense	16,485,000	14,783,000	14,556,000	16,939,000	15,417,000
Intersegment noninterest expense	775,000	510,000	510,000	170,000	—
	$17,329,000	$15,298,000	$15,080,000	$17,150,000	$15,417,000

Pre-tax operating income (loss)	$(4,203,000)	$(2,361,000)	$(3,744,000)	$(7,433,000)	$(7,156,000)
Depreciation expense	244,000	261,000	181,000	191,000	15,000
Software amortization expense	527,000	433,000	177,000	177,000	178,000
Intangible amortization expense	1,702,000	1,703,000	1,703,000	1,729,000	1,548,000
Earnings (losses) before interest, taxes, depreciation, and amortization(1)	$(1,730,000)	$36,000	$(1,683,000)	$(5,336,000)	$(5,415,000)

EBITDA Margin	(13)%	—%	(15)%	(55)%	(66)%

Number of invoices processed	5,717,016	5,703,740	5,037,841	4,526,629	4,260,654
Amount of payments processed	$6,379,680,000	$6,217,323,000	$5,329,580,000	$4,940,317,000	$5,030,548,000
Network invoice volume	621,209	442,353	303,300	181,904	159,353
Network payment volume	$1,035,099,000	$740,048,000	$510,298,000	$299,948,000	$289,667,000
(1)Earnings (losses) before interest, taxes, depreciation, and amortization ("EBITDA") is a non-GAAP financial measure used as a supplemental measure to evaluate the performance of our Payments segment.

Deposits summarized as of:

(Dollars in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Non-interest bearing demand	$1,747,544	$1,632,022	$1,632,559	$1,608,411	$1,727,749
Interest bearing demand	744,208	757,455	795,246	778,972	818,382
Individual retirement accounts	50,730	52,195	55,296	57,575	62,030
Money market	601,685	568,772	540,235	569,318	488,064
Savings	547,471	555,047	542,985	524,210	535,796
Certificates of deposit	261,614	265,525	269,416	270,273	286,153
Brokered time deposits	397,645	146,458	451,273	484,666	120,820
Other brokered deposits	100,066	4	200,041	41	—
Total deposits	$4,450,963	$3,977,478	$4,487,051	$4,293,466	$4,038,994

Net interest margin summarized for the three months ended:

	March 31, 2024			December 31, 2023
(Dollars in thousands)	Average Balance	Interest	Average Rate(4)	Average Balance	Interest	Average Rate(4)
Interest earning assets:
Interest earning cash balances	$360,694	$4,903	5.47%	$252,519	$3,510	5.51%
Taxable securities	321,344	5,326	6.67%	302,828	5,213	6.83%
Tax-exempt securities	3,508	25	2.87%	4,601	30	2.59%
FHLB and other restricted stock	13,649	232	6.84%	10,872	289	10.55%
Loans(1)	4,045,366	91,461	9.09%	4,256,356	99,686	9.29%
Total interest earning assets	$4,744,561	$101,947	8.64%	$4,827,176	$108,728	8.94%
Non-interest earning assets:
Other assets	646,959			651,531
Total assets	$5,391,520			$5,478,707
Interest bearing liabilities:
Deposits:
Interest bearing demand	$731,747	$851	0.47%	$768,894	$893	0.46%
Individual retirement accounts	51,433	163	1.27%	53,546	146	1.08%
Money market	569,596	3,970	2.80%	549,123	3,408	2.46%
Savings	533,695	1,322	1.00%	560,264	1,187	0.84%
Certificates of deposit	263,561	1,864	2.84%	266,573	1,596	2.38%
Brokered time deposits	284,518	3,742	5.29%	328,474	4,445	5.37%
Other brokered deposits	17,860	240	5.40%	6,523	90	5.47%
Total interest bearing deposits	2,452,410	12,152	1.99%	2,533,397	11,765	1.84%
Federal Home Loan Bank advances	98,407	1,352	5.53%	185,163	2,571	5.51%
Subordinated notes	108,739	1,224	4.53%	108,555	1,317	4.81%
Junior subordinated debentures	41,799	1,184	11.39%	41,666	1,156	11.01%
Total interest bearing liabilities	$2,701,355	$15,912	2.37%	$2,868,786	$16,809	2.32%
Noninterest bearing liabilities and equity:
Non-interest bearing demand deposits	1,724,532			1,662,559
Other liabilities	85,808			78,966
Total equity	879,825			868,396
Total liabilities and equity	$5,391,520			$5,478,707
Net interest income		$86,035			$91,919
Interest spread(2)			6.27%			6.62%
Net interest margin(3)			7.29%			7.55%
(1) Loan balance totals include respective nonaccrual assets.
(2) Net interest spread is the yield on average interest earning assets less the rate on interest bearing liabilities.
(3) Net interest margin is the ratio of net interest income to average interest earning assets.
(4) Average rates have been annualized.

Additional information pertaining to our loan portfolio, including loans held for investment and loans held for sale, summarized for the quarters ended:

(Dollars in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Average Banking loans	$2,932,646	$3,053,526	$3,109,630	$3,120,594	$2,916,614
Average Factoring receivables	942,414	1,025,978	999,345	1,036,922	1,110,203
Average Payments receivables	170,306	176,852	173,847	104,654	83,312
Average total loans	$4,045,366	$4,256,356	$4,282,822	$4,262,170	$4,110,129
Banking yield	7.34%	7.66%	7.61%	7.36%	7.31%
Factoring yield	13.98%	13.71%	13.59%	14.07%	13.94%
Payments yield	12.18%	11.83%	11.22%	13.23%	13.37%
Total loan yield	9.09%	9.29%	9.16%	9.14%	9.22%

Metrics and non-GAAP financial:

	As of and for the Three Months Ended
(Dollars in thousands, except per share amounts)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Average total stockholders' equity	$879,825	$868,396	$853,375	$841,979	$858,112
Average preferred stock liquidation preference	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)
Average total common stockholders' equity	834,825	823,396	808,375	796,979	813,112
Average goodwill and other intangibles	(256,070)	(258,807)	(261,619)	(264,544)	(265,320)
Average tangible common stockholders' equity	$578,755	$564,589	$546,756	$532,435	$547,792

Net income available to common stockholders	$3,357	$8,825	$11,993	$6,848	$10,209
Average tangible common equity	578,755	564,589	546,756	532,435	547,792
Return on average tangible common equity	2.33%	6.20%	8.70%	5.16%	7.56%

Net interest income	$86,035	$91,919	$91,327	$91,451	$93,382
Noninterest income	14,999	14,230	13,410	11,511	11,022
Operating revenue	$101,034	$106,149	$104,737	$102,962	$104,404
Noninterest expenses	$90,371	$87,298	$86,259	$90,396	$89,281
Efficiency ratio	89.45%	82.24%	82.36%	87.80%	85.52%

Net non-interest expense to average assets ratio:
Noninterest expenses	$90,371	$87,298	$86,259	$90,396	$89,281
Noninterest income	$14,999	$14,230	$13,410	$11,511	$11,022
Net noninterest expenses	$75,372	$73,068	$72,849	$78,885	$78,259
Average total assets	$5,391,520	$5,478,707	$5,472,000	$5,461,946	$5,310,024
Net noninterest expense to average assets ratio	5.62%	5.29%	5.28%	5.79%	5.98%

Total stockholders' equity	$872,339	$864,400	$850,382	$833,466	$827,216
Preferred stock liquidation preference	(45,000)	(45,000)	(45,000)	(45,000)	(45,000)
Total common stockholders' equity	827,339	819,400	805,382	788,466	782,216
Goodwill and other intangibles	(257,551)	(257,355)	(260,109)	(262,958)	(265,959)
Tangible common stockholders' equity	$569,788	$562,045	$545,273	$525,508	$516,257
Common shares outstanding	23,334,997	23,302,414	23,291,693	23,269,885	23,370,515
Tangible book value per share	$24.42	$24.12	$23.41	$22.58	$22.09

Total assets at end of period	$5,575,493	$5,347,334	$5,599,794	$5,652,721	$5,628,185
Goodwill and other intangibles	(257,551)	(257,355)	(260,109)	(262,958)	(265,959)
Tangible assets at period end	$5,317,942	$5,089,979	$5,339,685	$5,389,763	$5,362,226
Tangible common stockholders' equity ratio	10.71%	11.04%	10.21%	9.75%	9.63%
1)Triumph Financial uses certain non-GAAP financial measures to provide meaningful supplemental information regarding Triumph Financial's operational performance and to enhance investors' overall understanding of such financial performance. The non-GAAP measures used by Triumph Financial include the following:
•"Tangible common stockholders' equity" is defined as common stockholders' equity less goodwill and other intangible assets.
•"Total tangible assets" is defined as total assets less goodwill and other intangible assets.

•"Tangible book value per share" is defined as tangible common stockholders' equity divided by total common shares outstanding. This measure is important to investors interested in changes from period-to-period in book value per share exclusive of changes in intangible assets.
•"Tangible common stockholders' equity ratio" is defined as the ratio of tangible common stockholders' equity divided by total tangible assets. We believe that this measure is important to many investors in the marketplace who are interested in relative changes from period-to period in common equity and total assets, each exclusive of changes in intangible assets.
•"Return on Average Tangible Common Equity" is defined as net income available to common stockholders divided by average tangible common stockholders' equity.
2)Performance ratios include discount accretion on purchased loans for the periods presented as follows:

	For the Three Months Ended
(Dollars in thousands)	March 31, 2024	December 31, 2023	September 30, 2023	June 30, 2023	March 31, 2023
Loan discount accretion	$471	$1,039	$1,403	$990	$1,810
3)Asset quality ratios exclude loans held for sale, except for non-performing assets to total assets.
4)Current quarter ratios are preliminary.
Source: Triumph Financial, Inc.
###
Investor Relations:
Luke Wyse
Senior Vice President, Head of Investor Relations
lwyse@tfin.com
214-365-6936
Media Contact:
Amanda Tavackoli
Senior Vice President, Director of Corporate Communication
atavackoli@tfin.com
214-365-6930